Exhibit 99.1

2301 W. Big Beaver Road • Suite 525 • Troy, MI 48084 • 248.649.2301

For Immediate Release

TALMER BANCORP, INC. CLOSES INITIAL PUBLIC OFFERING

TROY, MI — February 14, 2014 — Talmer Bancorp, Inc. (the “Company”) (NASDAQ: TLMR) today announced that it has closed its previously announced initial public offering of 15,555,555 shares of Class A common stock at a public offering price of $13.00 per share. Of the 15,555,555 shares sold, 3,703,703 shares were sold by the Company and 11,851,852 shares were sold by certain selling shareholders.  In addition, the selling shareholders have granted the underwriters a 30-day option to purchase up to an additional 2,333,333 shares of Class A common stock to cover over-allotments, if any.  The Company received net proceeds of approximately $42.5 million from the offering, after deducting the underwriting discounts and commissions and estimated offering expenses.  The Company did not receive any proceeds from the sale of shares by the selling shareholders.

Keefe, Bruyette & Woods, Inc. and J.P. Morgan Securities LLC acted as joint book-running managers for the initial public offering. Raymond James & Associates, Inc., RBC Capital Markets, LLC and Sterne, Agee & Leach, Inc. acted as co-lead managers and Sandler O’Neill & Partners, L.P. acted as co-manager for the initial public offering.

This press release does not constitute an offer to sell or the solicitation of an offer to buy, nor will there be any sale of, the shares referred to in this press release in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of such state or jurisdiction. A registration statement relating to these securities was filed with and has been declared effective by the Securities and Exchange Commission.

This offering was made solely by means of a written prospectus forming part of the effective registration statement, which may be obtained from Keefe, Bruyette & Woods, Inc., Attention: Equity Capital Markets, 787 Seventh Avenue, 4th Floor, New York, NY 10019, telephone (800) 966-1559; or from J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717, telephone (866) 803-9204.

About Talmer Bancorp, Inc.

Headquartered in Troy, Michigan, Talmer Bancorp, Inc. is the holding company for Talmer Bank and Trust and Talmer West Bank.  These banks, which principally operate through 94 branches in Michigan, Ohio, Indiana, Wisconsin, Illinois, Nevada and New Mexico and 11 lending offices located primarily in the Midwest, offer a full suite of commercial and retail banking, mortgage banking, wealth management and trust services to small and medium-sized businesses and individuals.

Forward-Looking Statements

Statements included herein may contain “forward-looking statements.” Statements other than statements of historical facts included in this press release may constitute forward-looking statements and are not guarantees of future performance or results and involve a number of assumptions, risks and uncertainties, which change over time. Actual results may differ materially from those anticipated in any forward-looking statements as a result of a number of factors, including those described from time to time in filings by the Company with the Securities and Exchange Commission. The Company undertakes no duty to update any forward-looking statement made herein. All forward-looking statements speak only as of the date of this press release.

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